Exhibit 99.1

ConocoPhillips Reports Second-Quarter Earnings of $2.3 Billion or $1.80 Per Share

Adjusted Earnings of $1.5 Billion or $1.22 Per Share

HOUSTON--(BUSINESS WIRE)--July 25, 2012--ConocoPhillips (NYSE: COP) today reported second-quarter 2012 earnings of $2.3 billion, or $1.80 per share, compared with second-quarter 2011 earnings of $3.4 billion, or $2.41 per share. The current quarter includes one month of downstream earnings related to discontinued operations associated with the April 30, 2012, spinoff of Phillips 66. Last year’s quarter included three months of downstream earnings.

Excluding special items of $732 million, second-quarter 2012 adjusted earnings were $1.5 billion, or $1.22 per share, compared with second-quarter 2011 adjusted earnings of $2.3 billion, or $1.64 per share. Special items for the current quarter include $534 million in earnings from discontinued operations and $285 million from gains on asset sales.

Second-Quarter Highlights

  Completed spinoff of downstream businesses into Phillips 66.
  Achieved production of 1.54 million BOE per day.
  Continued progress on North American unconventional programs.
  Progressed Australia Pacific LNG’s project with sanction of second train in early July.
  Initiated drilling and acquired additional leases in deepwater Gulf of Mexico.
  Completed disposition of Alba and Statfjord fields.
  Repurchased 52 million ConocoPhillips shares, representing 4 percent of outstanding shares.
  Paid quarterly dividend of 66 cents per share, consistent with pre-spinoff levels.

“We are off to a strong start as an independent E&P company and the business is running well,” said Ryan Lance, chairman and chief executive officer. “Our production was on target, our major growth projects are on track and we are continuing to add to our conventional and unconventional exploration inventory. We continue to progress our asset sales program, providing additional financial flexibility to fund our high-margin organic investments. We remain committed to growing our production by 3 to 5 percent, improving our financial returns and delivering a sector-leading dividend.”

The company completed the spinoff of its downstream businesses to stockholders on April 30, with the distribution of Phillips 66 (NYSE: PSX) common stock. Following completion of this transaction, ConocoPhillips is now the world’s largest independent exploration and production company, based on proved reserves and production of liquids and natural gas.

Operations Update

In the Lower 48 and Latin America segment, the company continues to advance several high-margin growth projects across its asset base. Ongoing ramp up of production from liquids-rich shale plays, including Eagle Ford and Bakken, delivered approximately 50,000 barrels of oil equivalent (BOE) per day more production for the quarter than a year ago. Based on positive results to date, the company has identified extensive development potential over the next several years and is directing additional investments to these projects.

In Canada, the company’s oil sands projects continued to perform well, with production growth from Christina Lake Phase C and Surmont Phase I resulting in increased bitumen production of 20,000 BOE per day compared to the second quarter of 2011. Additionally, Surmont Phase II development and further FCCL expansion phases are on schedule and will lead to further high-margin production growth over the next several years.

In the Asia Pacific and Middle East segment, Australia Pacific LNG sanctioned the second production train in July and signed project finance agreements during the second quarter. The development and construction of all infrastructure and facilities remain on track for first delivery of LNG mid-2015. Concurrent with project sanction, ConocoPhillips further reduced its working interest in the project to 37.5 percent. This reduction, along with the project financing, lowers future capital requirements from ConocoPhillips to fund the Australia Pacific LNG project. In Malaysia, development continued on several projects, including the deepwater Gumusut oil field off the coast of Sabah, the natural gas Kebabangan Field and oil fields at Malikai and Siakap North-Petai.

In Europe, development continues across a number of high-margin growth projects in the North Sea, including the Jasmine Field, Ekofisk South and Eldfisk II expansion projects. Portfolio optimization continued with the disposition of the Alba and Statfjord nonoperated fields.

ConocoPhillips continues to build momentum across its unconventional and conventional exploration portfolio. In unconventional plays, several North American pilot programs are underway in liquids-rich opportunities that include Niobrara, Avalon, Wolfcamp and Duvernay. The company is also building and evaluating positions in additional areas of interest within North America. Internationally, the company began appraisal activities in Western Australia to evaluate the company’s large resource potential in the Canning Basin.

In conventional exploration, the company also made significant progress during the quarter. In the deepwater Gulf of Mexico, drilling is in progress at three nonoperated wells, including an appraisal well at the Shenandoah prospect and two wildcat wells at the Bioko and Coronado prospects. The company also continued to build its deepwater prospect inventory in the Gulf of Mexico, acquiring additional blocks in the June lease sale. The company now holds more than 340 blocks in the Gulf of Mexico.

In the Browse Basin, offshore northwest Australia, the appraisal program has resumed with the drilling of the Boreas well. Seismic activities were completed in the deepwater Bay of Bengal, offshore Bangladesh. Earlier in the year, the company completed the acquisition of two deepwater blocks and recently commenced seismic activities in Angola’s emerging subsalt play trend.

Second-Quarter Review

Production for the second quarter of 2012 was 1.54 million BOE per day, compared with 1.64 million BOE per day for the second quarter of 2011. As expected, production was lower due to the impact of dispositions and maintenance downtime, as well as curtailments in North American conventional natural gas. Normal field decline was largely offset by additional production from major projects and drilling programs.

ConocoPhillips’ second-quarter 2012 worldwide realized price for crude oil decreased $7.39 per barrel to $105.56 per barrel, compared with $112.95 per barrel for the second quarter of 2011. Realized natural gas prices decreased by 20 percent from $5.50 per thousand cubic feet (MCF) in the second quarter of 2011 to $4.41 per MCF for the current quarter.

During the second quarter of 2012, ConocoPhillips repurchased approximately 52 million of its shares, or 4 percent of shares outstanding, for $3.1 billion. This brings the company’s total shares repurchased to approximately 20 percent of the shares outstanding at the inception of the repurchase program in 2010. At June 30, 2012, the outstanding basic shares were 1,215 million.

During the quarter, ConocoPhillips generated $3.0 billion in cash from continuing operating activities excluding working capital. Current-quarter cash flows reflect the impact of scheduled downtime in high-margin operations. Cash provided by continuing operating activities was $2.2 billion, reflecting a $0.8 billion increase in working capital. The company also received $0.5 billion in proceeds from asset dispositions and increased debt by $0.8 billion. ConocoPhillips funded a $4.0 billion capital program, repurchased $3.1 billion of its common stock and paid $0.8 billion in dividends.

Six-Month Review

ConocoPhillips’ six-month 2012 earnings were $5.2 billion, or $4.08 per share, compared with $6.4 billion, or $4.50 per share, for the same period in 2011. Six-month 2012 adjusted earnings were $3.4 billion, or $2.65 per share, compared with six-month 2011 adjusted earnings of $4.2 billion, or $2.96 per share.

Production for the first six months of 2012 was 1.59 million BOE per day, compared with 1.67 million BOE per day for the same period in 2011. The decrease was primarily from normal decline and asset dispositions, partially offset by new production from major projects and other field exploitation.

ConocoPhillips’ six-month 2012 worldwide realized price for crude oil increased to $108.95 per barrel, compared with $105.42 per barrel for the first six months of 2011. Realized natural gas prices decreased by 14 percent from $5.36 per MCF a year ago to $4.61 per MCF for the first six months of 2012.

ConocoPhillips continues to optimize its portfolio through its disposition program. For the first half of 2012, the company has raised $1.6 billion in disposal proceeds, including the sale of the Vietnam business unit, Alba and Statfjord fields in the North Sea and other smaller asset sales. The company remains on track to complete its $8-$10 billion asset disposition program by mid-2013, with additional transactions currently in progress.

At June 30, 2012, debt was $23.0 billion and the debt-to-capital ratio was 33 percent. The company had total cash of $6.0 billion, comprised of $5.0 billion in restricted cash targeted for dividends and debt reduction, and $1.0 billion of cash and cash equivalents. Quarter-ending cash and debt reflect the impact of the Phillips 66 spinoff.

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the call and view related presentation materials, go to www.conocophillips.com/investor. For detailed supplemental information, go to www.conocophillips.com/investor/earnings.

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips has operations and activities in 30 countries and approximately 16,500 employees as of June 30, 2012. Production averaged 1.59 million BOE per day for the six months ended June 30, 2012, and proved reserves were 8.4 billion BOE as of Dec. 31, 2011. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This press release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	Second Quarter		Six Months
	2012	2011	2012	2011
Earnings	$2,267	3,402	5,204	6,430
Adjustments:
Impairments	30	-	550	-
Net gain on asset sales	(285)	(27)	(1,222)	(419)
Bohai Bay incidents	89	-	89	-
Deferred tax adjustment	(72)	-	(72)	-
Separation costs	40	-	73	-
Cancelled projects	-	54	-	54
Discontinued operations	(534)	(1,118)	(1,246)	(1,842)
Adjusted earnings	$1,535	2,311	3,376	4,223

Earnings per share of common stock (dollars)	$1.80	2.41	4.08	4.50

Adjusted earnings per share of common stock (dollars)	$1.22	1.64	2.65	2.96

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
or
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Vladimir R. dela Cruz, 212-207-1996 (investors)
v.r.delacruz@conocophillips.com